Exhibit 99.1
Dollar Tree Announces Departure of Howard R. Levine, CEO of Family Dollar

~ Gary Philbin Continues to Lead Family Dollar as President & Chief Operating Officer, Reporting to Bob Sasser, Chief Executive Officer of Dollar Tree ~

CHESAPEAKE, Va. - January 8, 2016 - Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, today announced that Howard R. Levine has completed his role in the integration of Family Dollar and Dollar Tree, and is stepping down as an officer of the Company effective January 15, 2016.

On July 6, 2015, Dollar Tree completed its acquisition of more than 8,200 Family Dollar stores across 46 states. The Company had previously announced that Mr. Levine would remain with the Company for a period of time to assist with the integration, reporting to, and supporting, Dollar Tree’s Chief Executive Officer, Bob Sasser. Gary Philbin, who was named Family Dollar’s President and Chief Operating Officer in July 2015, will continue leading Family Dollar and will continue reporting to Mr. Sasser.

Bob Sasser, Chief Executive Officer, stated, “It was very important to me for Howard to remain with our company and to contribute to the combination of our two large organizations. He has been an integral leader at Family Dollar for more than two decades, and has accumulated a tremendous amount of knowledge and experience. I would like to commend Howard for his many years of service and leadership at Family Dollar, and to thank him for his partnership during our integration. Howard has completed everything I have asked of him during this process, and has proven to be a valuable resource to both Gary Philbin and me.”

Howard Levine, Family Dollar’s Chief Executive Officer, stated, “It has been an honor to serve Family Dollar over the past 25 years. I would like to share my gratitude to many thousands of current and former Family Dollar team members that have helped build Family Dollar into the business it is today, delivering terrific values to millions of customers on a daily basis. I am appreciative for the opportunity to assist Bob and Gary through the integration of our companies. I have been impressed by Dollar Tree’s commitment to discipline and execution in running a value retail business. I am confident that both the Family Dollar and Dollar Tree banners are well-positioned for many years of growth and success.”

Mr. Sasser continued, “I have long-admired the Family Dollar brand. Since Leon Levine opened its first store in Charlotte in 1959, the Company had grown to more than 8,200 stores in 46 states. Howard and his father had a great vision and for more than five decades were committed to creating jobs and delivering values to Family Dollar’s customers and their shareholders. I would like to wish Howard and his family the best for many years to come.”

About Dollar Tree, Inc.

Dollar Tree, a Fortune 500 Company, now operates more than 14,038 stores across 48 states and five Canadian provinces. Stores currently operate under the brands of Dollar Tree, Family Dollar, Dollar Tree Canada, and Deals. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 13, 2015, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections in our Quarterly Report on Form 10-Q filed November 24, 2015 and other filings with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward- looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:     Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations www.DollarTree.com